Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of the report of Vitale, Caturano & Company, P.C. (whose name has been changed to Caturano and Company, P.C. effective May 1, 2009) dated March 31, 2009 relating to the financial statements of Cambridge Heart, Inc. as of and for the years ended December 31, 2007 and 2008 (which report expresses an unqualified opinion), incorporated by reference in this Registration Statement on Form S-8.

/s/ Caturano and Company, P.C.

Caturano and Company, P.C.

June 17, 2009